As filed with the Securities and Exchange Commission on March 26, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HELIOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-4204953
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

130 W Union St.
Pasadena, CA	91103
(Address of principal executive offices)	(Zip Code)

Heliogen, Inc. 2021 Equity Incentive Plan

Heliogen, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plans)

Debbie Chen

General Counsel

Heliogen, Inc.

130 West Union Street

Pasadena, California 91103

Tel: 626-720-4530

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John-Paul Motley

Cooley LLP

355 South Grand Avenue, 9th Floor
Los Angeles, California 90071
Tel: (213) 561-3204

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

Heliogen, Inc. (the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register the offering of an additional 297,315 shares of common stock (the “Registered Shares”), par value $0.0001 per share (“Common Stock”), of the Registrant. The 297,315 shares of Common Stock being registered herein include (i) 237,852 shares of Common Stock issuable pursuant to the Heliogen, Inc. 2021 Equity Incentive Plan (the “2021 EIP”) and (ii) 59,463 shares of Common Stock issuable pursuant to the Heliogen, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”). These additional shares of Common Stock are securities of the same class as other securities for which previous registration statements on Form S-8 (File Nos. 333-263346 and 333-269694) were filed with the Commission on March 7, 2022 and February 10, 2023 (the “Prior Registration Statements”). Accordingly, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. The Registered Shares represent shares of Common Stock that have become reserved for issuance as a result of the operation of the “evergreen” provisions in each of the 2021 EIP and 2021 ESPP, which provide that the total number of shares subject to such plans may be increased on January 1 of each year pursuant to a specified formula.

In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated by reference into this Registration Statement:

(i)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 26, 2024;

(ii)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 12, 2024 (with respect to Item 5.02 and Exhibits 10.1 and 10.2 only), February 15, 2024 and March 25, 2024 (with respect to Item 5.02 and Exhibit 10.1 only); and

(iii)	the description of our common stock and Warrants contained in our Registration Statement on Form 8-A, filed with the Commission on March 12, 2021, and the description of the Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A filed with the Commission on April 17, 2023, in each case as updated by Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Commission on March 26, 2024, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded, or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes, or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

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Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

4.1	Second Amended and Restated Certificate of Incorporation of Heliogen, Inc.	Form 8-K	001-40209	3.1	January 6, 2022
4.2	Certificate of Amendment of Certificate of Incorporation of Heliogen, Inc., dated August 31, 2023.	Form 8-K	001-40209	3.1	August 31, 2023
4.3	Second Amended and Restated Bylaws of Heliogen, Inc.	Form 10-Q	001-40209	3.2	November 8, 2022
4.4	Certificate of Designations of Series A Junior Participating Preferred Stock of Heliogen, Inc.	Form 8-K	001-40209	3.1	April 17, 2023
4.5	Specimen Common Stock Certificate.	Form 8-K	007-40209	4.1	January 6, 2022
4.6	Rights Agreement, dated as of April 16, 2023, between Heliogen, Inc. and Continental Stock Transfer & Trust Company, as rights agent.	Form 8-K	001-40209	4.1	April 17, 2023
5.1*	Opinion of Cooley LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2*	Consent of Cooley LLP (contained in the opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney (included in the signature page of this Registration Statement).
99.1	2021 Equity Incentive Plan.	Form 8-K	001-40209	10.8	January 6, 2022
99.2	Form of Stock Option Grant Package under 2021 Equity Incentive Plan.	Form 8-K	001-40209	10.10	January 6, 2022
99.3	Form of RSU Grant Package under 2021 Equity Incentive Plan.	Form 8-K	001-40209	10.11	January 6, 2022
99.4	2021 Employee Stock Purchase Plan.	Form 8-K	001-40209	10.9	January 6, 2022
107*	Filing Fee Table

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pasadena, State of California, on this 26th day of March 2024.

HELIOGEN, INC.

By:	/s/ Christiana Obiaya
Christiana Obiaya
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christiana Obiaya and Alan Gahm, and each of them, as his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christiana Obiaya	Chief Executive Officer, Director	March 26, 2024
Christiana Obiaya	(Principal Executive Officer)

/s/ Alan Gahm	Interim Chief Financial Officer	March 26, 2024
Alan Gahm	(Principal Financial Officer)

/s/ Wilda Siu	Chief Accounting Officer	March 26, 2024
Wilda Siu	(Principal Accounting Officer)

/s/ Phyllis W. Newhouse	Director	March 26, 2024
Phyllis W. Newhouse

/s/ Robert Kavner	Director	March 26, 2024
Robert Kavner

/s/ Julie M. Kane	Director	March 26, 2024
Julie M. Kane

/s/ Barbara Burger	Director	March 26, 2024
Barbara Burger

/s/ Stacey Abrams	Director	March 26, 2024
Stacey Abrams

/s/ Suntharesan Padmanathan	Director	March 26, 2024
Suntharesan Padmanathan

/s/ Roger Lazarus	Director	March 26, 2024
Roger Lazarus

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